[CORECOMM LOGO]

  CORECOMM LIMITED ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2000

 ACQUISITIONS OF ATX TELECOMMUNICATIONS SERVICES, INC. AND VOYAGER.NET COMPLETED

     INTEGRATION ACTIVITIES PROCEEDING ON SCHEDULE AND SYNERGIES IDENTIFIED

 SUCCESSFUL IMPLEMENTATION OF BUNDLING STRATEGY AND "CORE.COM" INTERNET-CENTRIC
       SERVICE DELIVERY, WITH OVER 50% OF GROSS ADDITIONS TAKING "E-CHAT"

New York, New York (November 13th, 2000) - CoreComm Limited (NASDAQ: COMM) announced today its operating results for the three months ended September 30, 2000.

Barclay Knapp, Chief Executive, stated: "We are pleased to announce another successful quarter of operating results as well as significant progress in our initial integration activities with ATX Telecommunications Services, Inc. and Voyager.net, Inc. We closed the acquisitions of ATX and Voyager.net on September 29th, and integration teams spanning the management of CoreComm, ATX and Voyager.net have focused on integrating our business activities as quickly and smoothly as possible, while simultaneously identifying cost cutting opportunities in the businesses. On November 2nd we announced that we would eliminate 200 redundant positions across the combined companies. We expect that this and other integration efforts will result in the creation of a stronger, more efficient company. Other integration efforts that are underway include interconnecting our voice and data networks, rationalizing operating functions, and creating a common marketing and branding plan for the combined company.

"We have also made significant progress in our operating results this quarter. Our new bundled telephone and Internet offering to the residential market is showing accelerating results, as more than 50% of our gross customer additions in the third quarter chose the `e-chat' bundled service packages.

"In addition, we have continued to demonstrate our valuable `Internet-centric' service delivery systems. Today, potential residential customers can go to our www.core.com site and, in a unique, fully online process, change their phone and Internet service to CoreComm. In September, only seven months after the launch, approximately 23% of our orders came directly through our web site. A key part of our strategy is to become fully `Internet-centric', allowing all of our customers to communicate with us online, thus both increasing convenience to the customer and also lowering our operating costs.

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"We are also continuing to add customers onto our own facilities, by both adding new customers directly onto our networks as well as through successfully migrating resale customers on-net. Our proprietary information systems and our electronically bonded provisioning systems continue to demonstrate their significant efficiency and accuracy.

Knapp concluded, "We look forward to continuing the integration of ATX, Voyager.net and CoreComm, and further developing the combined company into a major Internet and telecommunications provider in the U.S."

                              OPERATING HIGHLIGHTS

The Company made significant developments in the third quarter:

      Including the acquisitions of Voyager.net and ATX, CoreComm had the following subscribers:


                                                              September 30, 2000


                  Residential Local Access Lines                          44,000

                  Business Local Access Lines                            201,000

                  Long Distance Access Line Equivalents                  362,000

                  Internet Subscribers                                   462,000

                  Total Revenue Generating Units                       1,069,000




      Our fully integrated telephone and Internet residential product packages are demonstrating success. Called "e-chat", the service includes local telephone, long distance telephone, and Internet access for the same amount as telephone alone from the incumbent telephone provider. 53% of total new residential customers in the third quarter chose the e-chat package. Over 28% of our e-chat customers signed up for service online, up from 15% in the second quarter. The e-chat packages, which vary slightly by region, include: local telephone service, local calling plans, telephone features (call waiting and caller-ID), long distance service (10 cents per minute), a personal toll free 800-number, as well as premium Internet service with unlimited access, multiple e-mail addresses and personal web space. Customers can flexibly upgrade their package to include more services such as additional telephone features, a second line, minutes of long distance, and additional e-mail addresses.

      Our WWW.CORE.COM website continued its development, with an increasing number of hits and orders for service, and greater functionality. 23% of new orders in September came in over the web site, and 78% of those customers continued to use the web for online support. www.core.com also continues to drive penetration of our e-chat product, with over 87% of the online sign-ups selecting the e-chat product. Additionally, www.c_Hlt498692397o_Hlt498692397re.coms hits expanded to over 180,000 per day, up from 75,000 in the second quarter, while our e-mail response time declined from approximately 8 minutes to 6 minutes reflecting additional customer service capability to the site. We will continue to expand the functionality of this site throughout the year.

Our business telecom results within both the ATX and CoreComm markets accelerated rapidly in the third quarter. In addition to adding net new business lines in all markets, we have begun to integrate the ATX and CoreComm business operations, including product offerings and sales
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     management. For example, we are currently working on utilizing several of
     ATX's most successful products, such as integrated T1 access for combined voice and data services, to the CoreComm markets. In addition, the ATX and CoreComm networks are being integrated in order to improve operating leverage and expand the business on-net reach through the combined networks.

      We launched DSL service to residential and business customers in Cleveland, Chicago and Columbus. Called "Speed-e DSL", the service gives customers the ability to access the Internet at a variety of high speeds. Our strategy is to provide DSL both over our own facilities, as well as in expanded territories through resale of other DSL providers' services in areas outside of our network.

                               RECENT DEVELOPMENTS

COMPLETION OF ACQUISITIONS

On September 29, 2000, the Company completed its acquisitions of ATX Telecommunications Services and Voyager.net. ATX is a facilities based CLEC and integrated communications provider serving the Mid-Atlantic states. Voyager.net is the largest independent full-service Internet communications company in the Midwest, and is rapidly expanding into DSL delivery of its services.

FIBER STRATEGY

Earlier this year, we announced the formation of a new subsidiary to bring the power of fiber optic networks directly to the home. The new unit, tentatively called CoreComm FiberCo, is planning the installation of a broadband IP-centric network in the New York metropolitan area, and has already secured agreements for the lease of fiber in New York City. FiberCo initially will concentrate on bringing fiber directly to multiple dwelling units (MDUs) located in New York and selected other markets. FiberCo.'s product offering will include telephony service bundled with 10 megabit per second Ethernet access and a full Internet service at a very attractive price point. The network architecture is based on Ethernet technology, which, as a widespread standard, is easier to install, more reliable and more customer friendly than other technologies. We formed FiberCo. as a separate subsidiary in order to create focus and to facilitate financing.

                                       ***




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                                FINANCIAL RESULTS

                                                                                                       Nine Months

                                                           Three Months Ended                             Ended
                                                              September 30,                           September 30,

                                                      2000 (1)            1999 (2)             2000 (1)            1999 (2)
                                                  ------------------ -------------------- ------------------- -------------------
                                                                      (in thousands, except per share data)

Revenues                                                   $18,263            $21,107               $56,619             $37,139
Cost of sales                                               13,496             19,356                42,245              32,355
                                                  ------------------ -------------------- ------------------- -------------------
     Gross margin                                            4,767              1,751                14,374               4,784

Network costs:

Metropolitan fiber and access                                3,108                  -                10,094                   -
National data network                                        5,118              4,018                15,101               5,169
Network personnel and administration                         4,024                  -                10,006                   -
                                                  ------------------ -------------------- ------------------- -------------------
     Total network costs                                    12,250              4,018                35,201               5,169
Selling, general and administrative                         23,123             24,205                72,044              43,725
                                                  ------------------ -------------------- ------------------- -------------------
     Operating EBITDA                                      (30,606)           (26,472)              (92,871)            (44,110)

Corporate                                                    3,363              2,346                 8,559               6,489
Non-cash compensation                                        3,234              1,056                35,420               1,056
Nonrecurring charges                                          (243)                 -                   775                   -
Depreciation and amortization                               10,866              8,797                29,306              11,679
                                                  ------------------ -------------------- ------------------- -------------------
     Operating (loss)                                      (47,826)           (38,671)             (166,931)            (63,334)

Other income (expense)

Net interest and other                                      (2,274)              (805)               (5,958)              1,847
Income tax provision                                           (49)              (274)                 (321)               (839)
                                                  ------------------ -------------------- ------------------- -------------------
     Net (loss)                                           $(50,149)          $(39,750)            $(173,210)           $(62,326)
                                                  ================== ==================== =================== ===================
                                                                                                              ===================

Basic and diluted net (loss) per share (3)                  $(1.24)            $(1.08)              $(4.35)             $(1.90)
                                                  ================== ==================== =================== ===================

Weighted average shares                                     40,502             36,952                39,837              32,810
                                                  ================== ==================== =================== ===================


(1) On September 29, 2000, we acquired ATX and Voyager. The results of operations from the date of acquisition to September 30, 2000 of ATX and Voyager were not significant and have not been included in our consolidated results of operations.

(2)       As a result of the completion of the  acquisitions  of 100% of the stock of MegsINet Inc. and the CLEC assets of
         USN  Communications,  Inc. in May 1999, we  consolidated  the results of operations of these  businesses from the dates of acquisition.

(3) After giving effect to the dividends and accretion on preferred stock of $104 in the three and nine months ended September 30, 2000.


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                       DISCUSSION OF THIRD QUARTER RESULTS

The decrease in revenues to $18,263,000 from $21,107,000 is primarily due to the decline in the customer base associated with the USN assets. The revenues from the USN customer base peaked in the third quarter of 1999 after our acquisition in May 1999 and declined thereafter. These customers are now fully integrated into our overall customer base. Additionally, prepaid cellular debit card and cellular long distance revenues declined as a result of our termination of these services in the third quarter of 1999. We had revenues of $511,000 in the three months ended September 30, 1999 from the provision of these services.

Cost of sales decreased to $13,496,000 from $19,356,000 and total network costs increased to $12,250,000 from $4,018,000 due to our migration to a facilities-based infrastructure. The decline in cost of sales reflects the reduction in the resale component of our business, partially due to the use of our own facilities and partially due to the decline in resale customers acquired from USN. In addition, in the three months ended September 30, 1999, cost of sales included $427,000 related to the prepaid cellular debit card and cellular long distance services. Total network costs as a percentage of revenues is expected to remain higher than 1999 levels until customer and revenue growth exceeds the increase in facilities-based infrastructure costs.

Selling, general and administrative expenses decreased to $23,123,000 from $24,205,000 primarily due to the various synergies and cost savings recognized from the integration of MegsINet and USN.

Corporate expenses include the costs of our officers and headquarters staff, the costs of operating the headquarters and costs incurred for strategic planning and evaluation of business opportunities. Corporate expenses were $3,363,000 in 2000 and $2,346,000 in 1999.

In April 2000, the Compensation and Option Committee of the Board of Directors approved the issuance of options to purchase approximately 2.7 million shares of the Company's common stock to various employees at an exercise price of $14.55, which was less than the fair market value of the Company's common stock on the date of the grant. In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," in April 2000 the Company recorded a non-cash compensation expense of approximately $29.0 million and a non-cash deferred expense of approximately $31.3 million. In the three months ended September 30, 2000, $3.2 million of the deferred non-cash compensation was charged to expense. The Company will charge the deferred expense to non-cash compensation expense over the vesting period of the stock options as follows: $3.3 million in 2000, $12.9 million in 2001, $7.5 million in 2002 and $1.2 million in 2003. The compensation charge of $1,056,000 in 1999 is a non-cash charge related to a change in employee stock option agreements.

Nonrecurring charges of $775,000 in the nine months ended September 30, 2000 are for restructuring costs relating to the Company's announcement in March 2000 of a reorganization of certain of its operations. The original charge consisted of employee severance and related costs of $580,000 for approximately 70 employees to be terminated, primarily from the sales and customer operations departments, and lease exit costs of $846,000. As of September 30, 2000, $597,000 of the provision had been used, including $370,000 for employee severance and related costs and $227,000 for lease exit costs. As of September 30, 2000, $651,000 of the provision had been reversed, including $210,000 due to a reduction in the number of employees who will receive severance payments and $441,000 due to a reduction in the number of facilities to be closed. Of the $651,000 that has been reversed, $408,000 was reversed in the second quarter of 2000 and $243,000 was reversed in the third quarter. As of September 30, 2000, none of the employees to be terminated remain with the Company. The remaining provision for leases will be used through 2003.

Depreciation and amortization expense increased to $10,866,000 from $8,797,000 primarily as a result of an increase in fixed assets partially through acquisitions in 1999.

Net interest and other expenses increased to $1,274,000 from $805,000 primarily due to interest on the 6% Convertible Subordinated Notes issued in October 1999, offset by an increase in interest income.

The income tax provision of $49,000 and $274,000 in 2000 and 1999, respectively, is for state and local income tax.

The acquisition of certain assets of USN contributed significantly to the company's operating results since May 1999. Although USN quickly developed a large customer list and revenue base in 1997 and 1998, it had difficulties under its previous management providing services, including billing, customer care and other operational areas, and filed for bankruptcy in February 1999. Since the acquisition, we have been focusing on improving these operations, and have been successful in many areas. However, because of quality deficiencies in the operations acquired from USN, and the need to improve quality in order to continue to sell lines in the former USN markets, and consistent with our due diligence, transaction structure and purchase price, revenues associated with the USN assets declined significantly since our acquisition.

Our integration activities related to the acquisitions of ATX and Voyager are proceeding on schedule and synergies have been identified. We anticipate that we will realize significant cost savings from this effort in the latter half of fiscal 2001. We expect to incur a restructuring charge in fiscal 2000 as a result of this review, although to date we are still in the process of finalizing this charge.

We will require significant resources to fund the construction of our facilities-based network, develop and expand our existing businesses and fund near term operating losses and debt service. We expect to be able to meet our cash requirements through December 31, 2001 with cash and securities on hand of approximately $50.5 million as of September 30, 2000, the remaining $75 million commitment under our $150 million senior secured credit facility provided by The Chase Manhattan Bank and the $50 million available under our commitment for a senior unsecured credit facility from The Chase Manhattan Bank and Chase Securities Inc. The availability of the remaining $75 million under the senior secured facility is subject to the satisfaction of certain conditions. The funding of the senior unsecured facility is subject to the completion of definitive documentation for the facility and the full availability of the remaining $75 million of the senior secured facility. In addition, the $50 million senior unsecured credit facility is available only on or after January 31, 2001. Thus, we have to manage our cash and securities on hand to ensure they are adequate to meet our cash requirements until the amounts committed under the two facilities are made available. In addition, as a result of the general conditions of the capital markets in our industry, we have eliminated business projects from our current plans, including our entry into several markets. In general, we cannot give any assurance that we will have sufficient resources available to meet our expected cash requirements and obligations.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to the historical information presented, this release also includes certain forward-looking statements concerning trends in operating results. Such statements represent the Company's reasonable judgment on the future and are based on assumptions and factors that could cause actual results to differ materially. Examples of relevant assumptions and factors include, but are not limited to, general economic and business conditions, industry trends, technological developments, the Company's ability to continue to design and deploy efficient network routes, obtain and maintain any required regulatory licenses or approvals and finance network development, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as assumptions about customer acceptance, churn rates, overall market penetration and competition from providers of alternative services, the impact of new business opportunities requiring significant up-front investment, and availability, terms and deployment of capital. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting such statements.

                                       ***

CoreComm is an innovative communications company that provides integrated telephone, Internet and data services to business and residential customers in targeted markets throughout the United States. We are exploiting the convergence of telecommunications and information services through a smart build strategy, which involves the ownership of switches and related equipment for the provisioning of services, and the leasing of the unbundled local loop, combined with the provisioning of an IP-based, national network. This configuration of local and national owned and leased facilities allows us to deliver a wide range of communications services over a network architecture that we design to be capital efficient and primarily requires success-based incremental capital. Our goal is to expand our facilities, geography and services to become a leading switch-based communications provider in selected major markets across the United States. In addition, CoreComm has formed FiberCo., a new subsidiary which is planning the installation of a broadband, IP-centric network in the New York metropolitan area.

                                       ***


For further information please contact: Michael A.Peterson, Vice President -
 Corporate Development, Richard J.Lubasch, Senior Vice President -
General Counsel, or Amy Minnick, Investor Relations at (212) 906-8485.